EXHIBIT 2.1

                                                                [CONFORMED COPY]

================================================================================

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 17, 1998

                                      AMONG

                          FLEETWOOD ENTERPRISES, INC.,

                            HUSA ACQUISITION COMPANY,

                                       AND

                                  HOMEUSA, INC.

================================================================================

                          AGREEMENT AND PLAN OF MERGER

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 17, 1998, among Fleetwood Enterprises, Inc., a Delaware corporation ("Parent"), HUSA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and HomeUSA, Inc., a Delaware corporation (the "Company").

                                    RECITALS

        WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of the Company's Stock, par value $.0 I per share and each issued and outstanding share of the Company's Restricted Voting Common Stock, par value $.01 per share (collectively, the "Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)); and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

        WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

        SECTION 1.01.  THE MERGER.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time (as defined in Section .03). Following the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

               (b) At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

        SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on Friday May 29, 1998 or (subject to the prior satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) thereafter no later than the second business day after the day on which the conditions set forth in Section 6.01 have been satisfied or waived, at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, ,Irvine, California 92614, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

        SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate fully the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

        SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

        SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

               (a) The certificate of incorporation of Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; PROVIDED that Article One of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:
"The name of the corporation is HomeUSA, Inc."

               (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

        SECTION 1.06. DIRECTORS. The directors of Sub, immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

        SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
                CONSTITUENT CORPORATIONS EXCHANGE OF CERTIFICATES

        SECTION 2.01. CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

               (a) Subject to the election and allocation provisions set forth below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Parent) shall be converted into:

                   (i) the right to receive a number of shares of Parent's Common Stock, $1.00 par value, including associated Parent Rights (as defined in Section 3.02(c)) ("Parent Common Stock"), equal to the quotient (calculated to the nearest 0.0001) of $10.25 (the "Per Share Cash Amount") divided by the Valuation Period Stock Price (the "Exchange Ratio"); or

                   (ii) the right to receive in cash, without interest, the Per Share Cash Amount;

        PROVIDED, HOWEVER, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Amount shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Period Stock Price" means the average of the NYSE (as defined in Section 6.0l) closing sale prices for the Parent Common Stock (as reported in THE WALL STREET JOURNAL or, in the absence thereof, by another authoritative source) for the ten consecutive trading-day period ending on the tenth day immediately prior to the anticipated Closing Date.

        Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Parent) shall at the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares ("Certificates") shall thereafter represent the right to receive only the Merger Consideration. The holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock previously represented thereby, except as otherwise provided herein or by law. Such certificates previously evidencing such shares of Company Common Stock shall be exchanged for (A) certificates evidencing whole shares of Parent Common Stock issued in consideration therefor or (B) the Per Share Cash Amount multiplied by the number of shares previously evidenced by the canceled Certificate or (C) a combination of such certificates and cash, in each case in accordance with the allocation procedures of this Section 2.01 and upon the surrender of such Certificates in accordance with the provisions of Section 2.02, without interest.

No fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e).

        The consideration provided for in this Section 2.01(a) in exchange for each share of Company Common Stock is referred to herein as the "Merger Consideration" and the aggregate of such consideration provided in exchange for all shares of Company Common Stock is referred to herein as the "Aggregate Merger Consideration."

               (b) Election forms in such form as Parent and the Company shall mutually agree (each a "Form of Election") and a Letter of Transmittal (as defined in Section 2.02(b)) shall be mailed 30 days prior to the anticipated Effective Time, or such other date as Parent and the Company shall agree (the "Mailing Date"), to each holder of record of Company Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to choose to receive (subject to the allocation and proration procedures set forth below) one of the following in exchange for such holder's shares of Company Common Stock: (i) only cash (a "Cash Election"), (ii) only Parent Common Stock (a "Stock Election") or
(iii) the Mixed Consideration (a "Mixed Election"). Alternatively, each Election Form will permit the holder to indicate that such holder has no preference as to the receipt of cash or Parent Common Stock for such holder's shares of Company Common Stock (a "Non-Election"). No Company director or former principal stockholder of the Founding Companies (as defined in the Company S-1) shall be entitled to elect to receive more than 25% of his Merger Consideration in cash. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner.

               Any Company Common Stock (excluding any treasury shares and shares held directly or indirectly by Parent) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. (New York City time) on the 25th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall be deemed to be shares of Company Common Stock with respect to which a Non-Election has been made.

               Parent shall make available (or shall cause the Exchange Agent to make available) one or more separate Election Forms to all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline upon such holder's request to the Exchange Agent, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

               Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Parent or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with a duly executed Letter of Transmittal. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be deemed to be shares covered by a Non-Election (unless thereafter covered by a duly completed Election Form) and Parent shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person.

               Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. If Parent (or the Exchange Agent) shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall have no force and effect and the holder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Non-Election. The decision of Parent (or the Exchange Agent) in all such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this
Section 2.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock.

               (c) If the sum of the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") and the aggregate number of such shares covered by Mixed Elections to be acquired for cash (the "Mixed Election Cash Shares") times the Per Share Cash Amount exceeds 49% (or such lesser percentage as may be permissible to permit the reorganization tax treatment provided for herein) of the Aggregate Merger Consideration (the "Maximum Cash Merger Consideration"), then:

                   (i) all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to ;receive Parent Common Stock; and

                   (ii) each Cash Election Share and each Mixed Election Cash Share shall be converted into the right to receive (A) a pro-rated cash portion of the Per Share Cash Amount such that the aggregate cash payments do not exceed the Maximum Cash Merger Consideration and (B) the balance of the Per Share Cash Amount in Parent Common Stock at the Exchange Ratio;

               (d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

               (e) Each issued and outstanding share of capital stock of Sub shall continue as a validly issued, fully paid and nonassessable share of common stock, par value of $.0l per share, of the Surviving Corporation Each certificate representing any such shares of Sub shall continue to represent the same number of shares of common stock of the Surviving Corporation.

        SECTION 2.02.  EXCHANGE OF CERTIFICATES.

               (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and (ii) cash in the amount sufficient to pay the cash portion of the Aggregate Merger Consideration (such shares and cash consideration, together with any dividends or distributions with respect thereto with a record date on or after the day on which the Effective Time occurs and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund").

               (b) EXCHANGE PROCEDURES. No later than the business day after the Effective Time, the Exchange Agent shall mail or, if requested, deliver to each holder of record of a Certificate or Certificates immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2 01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (collectively, the "Letter of Transmittal"), unless such record holder shall have submitted a Letter of transmittal together with the Form of Election pursuant to Section 2.01(c). Upon the later of the Effective Time and the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(x) a certificate representing that number of whole shares of Parent Common Stock and (y) a certified or bank cashier's check in the amount equal to the cash, which such holder has the right to receive pursuant to the provisions of this Article II (in each case, less the amount of any withholding taxes required under applicable law), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of a fractional share of Parent Common Stock which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this Article II.

               (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the day on which the Effective Time occurs shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash in lieu of a fractional share of Parent Common Stock shall be paid to any such holder pursuant to this Article II, and all such dividends, other distributions and cash in lieu of any fractional share of Parent Common Stock shall be paid by Parent to the Exchange Agent (less the amount of any required withholding taxes) and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be issued or paid, as applicable, to the holder thereof (i) at the time of such surrender, (x) a certificate representing whole shares of Parent Common Stock issued in exchange therefor, (y) the cash portion of the Merger Consideration and any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to this Article II and
(z) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock (in each case, without interest and less the amount of any required withholding taxes); and (ii)) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

               (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. Subject to applicable law, Certificates presented after the Effective Time to the Surviving Corporation or the Exchange Agent for any reason shall be canceled and exchanged as provided in this Article II.

               (e) NO FRACTIONAL SHARES.

                   (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent

                   (ii) Notwithstanding any other provision of this Agreement, each holder of record of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder of record) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing sales price of one share of Parent Common Stock on the NYSE Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the trading day immediately preceding the Closing Date.

               (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any cash in lieu of fractional shares or other dividends or distributions payable to such holders pursuant to this Article II, in each case without interest thereon.

               (g) NO LIABILITY. None of Parent, Sub, the Company and the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or any dividends or distributions with respect thereto or with respect to any shares of Company Common Stock theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration or any cash in lieu of a fractional share of Parent Common Stock or other dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(e)), any such Merger Consideration or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

               (h) LOST, STOLEN AND DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of a fractional share of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock as provided in this Article [I, deliverable in respect thereof pursuant to this Agreement

                   (i) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund in U. S. government securities, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

        SECTION 2.03. NO APPRAISAL RIGHTS. The holders of Company Common Stock shall not be entitled to appraisal rights in connection with the Merger.

        SECTION 2.04. STOCK OPTIONS. At the Effective Time and subject to
Section 5.12, each option granted by the Company to purchase shares of the Company's stock (each, a "Company Option") which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically ally into an option (the "Exchanged Option") to purchase shares of Parent Common Stock exercisable until the current termination of the Company Option in an amount and at an exercise price determined as provided below (and subject to the terms of the Company's 997 Long-Term Incentive Plan and 1997 Non-Employee Directors' Stock Plan (the "Company Stock Plans") and the agreements evidencing such grants, in the case of the directors and executive officers of the Company other than accelerated vesting of any such options which otherwise would occur by virtue of the consummation of the Merger under such plans and agreements):

               (a) The number of shares of Parent Common Stock to be subject to the converted options shall be equal to the product of the number of shares of Company Common Stock subject to the original options and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

               (b) The exercise price per share of Parent Common Stock under the converted option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded out to the nearest cent.

               (c) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Exchanged Options and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option a document evidencing Parent's assumption of the Company's obligations under the Company Options. The Exchanged Options shall have the same terms and conditions as the Company Options.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

        SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Disclosure Schedule delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") or as disclosed in the Company SEC Documents (as defined in Section 3.01(f)) filed and publicly available prior to the date of this

Agreement (the "Filed Company SEC Documents"), the Company represents and warrants to Parent and Sub as follows:

               (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its Significant Subsidiaries (as defined in Section 8.03) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company. The Company has delivered to Parent prior to the execution and delivery of this Agreement complete and correct copies of its certificate of incorporation and by-laws.

               (b) SUBSIDIARIES. Paragraph (b) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment made by the Company or any of its subsidiaries in any other person other than the Company's Significant Subsidiaries ("Other Interests"). All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Any Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Liens, except for Liens created by any partnership agreements for Other Interests.

               (c) CAPITAL STRUCTURE.

                   (i) The authorized capital stock of the Company consists of 5,000,000 shares of Company preferred stock, $0.01 par value (the "Company Preferred Stock"), 100,000,000 shares of Company Common Stock and 5,000,000 shares of restricted common stock, $0.01 par value (the "Restricted Company Common Stock"). At the close of business on February 13,1998, (i) no shares of Company Preferred Stock were issued and outstanding, (ii) l3,723,064 shares of Company Common Stock were issued and outstanding, (iii) 1,718,823 shares of Restricted Company Common Stock were issued and outstanding, (iv) no shares of Company Preferred Stock, Company Common Stock or Restricted Company Common Stock were held by the Company in its treasury or by subsidiaries of the Company, and
(v) 1,642,483 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock plans (as defined in Section 2.04). Except as set forth above, at the close of business on February 13, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From February 13, 1998 to the date of this Agreement, no shares of capital stock or other voting securities of the Company have been issued except shares of Company Common Stock pursuant to the Company Stock Plans. There are no outstanding stock appreciation rights or rights (other than the Company Options (as defined in Section 2.04)) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. The aggregate number of shares of Company Common Stock subject to issuance upon exercise of all Company Options does not exceed the aggregate number of shares specified for issuance upon exercise of all Company Options in paragraph 3.01(c) of the Company Disclosure Schedule. Except as set forth herein, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                   (ii) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be when issued, duly authorized, validly issued, frilly paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Paragraph 3.01(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all holders of Company Options and the exercise prices thereof.

                   (iii) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which any Significant Subsidiary of the Company is bound, obligating such Significant Subsidiary to issue, deliver, sell, or cause to be issued delivered or sold, additional shares of capital stock or other voting securities of such Significant Subsidiary, or obligating such Significant Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right commitment, agreement, arrangement or undertaking.

                   (iv) There are no outstanding contractual obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Significant Subsidiaries.

               (d) CORPORATE AUTHORITY RECOMMENDATION NONCONTRAVENTION. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3 .01(k)) with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, to the Company Stockholder Approval. The Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger. This Agreement has been duly executed and delivered by the
 .Company and, assuming the due authorization, execution and delivery thereof by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (after notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other consents and matters referred to in Section 3.01(e), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a material adverse effect on the Company or
(y) prevent the consummation of any of the transactions contemplated by this Agreement.

               (e) GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (each a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"); (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") relating to the Company Stockholders Meeting (as defined in Section 5.01(b)) which shall also constitute a prospectus of Parent relating to the shares of Parent Common Stock to be issued in the Merger, and (y) such reports under Section 13(a) and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; and (v) such other consents, approvals, orders, authorizations, regulations, declarations or filings, the failure of which to obtain or make would not have a material adverse effect on the Company.

               (f) SEC DOCUMENTS: UNDISCLOSED LIABILITIES. The Company has filed with the SEC the Company's registration statement on Form S-1 (the "Company S-1"), which became effective on November 20, 1997 (the "S-1 Effective Date"), and all required reports, schedules, forms, statements and other documents since the S-1 Effective Date (together with such Form S-1 registration statement, the "Company SEC Documents"). None of the Company's subsidiaries is required to file with the SEC any report, form or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents, and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on the Company.

               (g) INFORMATION SUPPLIED. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

               (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since September 30, 1997 (the "Balance Sheet Date"), the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 8.03) in the Company, other than changes relating to or arising from legislative or regulatory changes or developments generally affecting the retailing of manufactured housing or general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its Significant Subsidiaries of any increase in compensation (except for normal increases in the ordinary course of business consistent with past practice or as required under any employment agreement in effect as of December 31, 1997) or (y) any granting by the Company or any of its subsidiaries to any such executive officer or key employee of any increase in severance or termination pay (except as was required under any employment, severance or termination agreement in effect as of December 31, 1997), (v) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on the Company, or (vi) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting the basis of presenting or method of determining its results of operations, assets, liabilities or businesses.

               (i) LITIGATION. There is no suit, action or proceeding pending, and the Company has not received written notification threatening any suit, action or proceeding, against or affecting the Company or any of its subsidiaries that individually or in the aggregate would (i) have a material adverse effect on the Company or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any effect referred to in
 .clause (i) or (ii) of this sentence.

               (j) ERISA AND OTHER COMPENSATION MATTERS.

                   (i) Except as will not have a material adverse effect on the Company, all employee benefit plans ("Plans") covering employees or former employees of the Company or any of its subsidiaries ("Company Employees") have been administered according to their terms and, to the extent subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), are in compliance with ERISA. Except as will not have a material adverse effect on the Company, each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under
Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any of its subsidiaries or Company ERISA Affiliates (as defined below) has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries or Company ERISA Affiliates to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA which would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries or any Company ERISA Affiliates has contributed or been required to contribute to any multi-employer plan.

                   (ii) No liability under Subtitles C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries or Company ERISA Affiliates with respect to any ongoing, frozen or terminated Plan, currently or formerly maintained by any of them, or the Plan of any person which is considered one employer with the Company under Section 4001 of ERISA or
Section 414 of the Code (a "Company ERISA Affiliate") which would have a material adverse effect on the Company.

                   (iii) All contributions required to be made and all contributions accrued as of the Balance Sheet Date under the terms of any Plan for which the Company or any of its subsidiaries or ERISA Affiliates may have liability have been timely made or have been reflected on the most recent audited balance sheet included in the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of the Company or any of its subsidiaries or Company ERISA Affiliates has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                   (iv) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in the Company Disclosure Schedule, which would have a material adverse effect on the Company.

                   (v) The execution and delivery of this Agreement do not, and the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any of the Company's Compensation and Benefit Plans that will or may result in any payment (whether of severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its subsidiaries or Company ERISA Affiliates which would have a material adverse effect on the Company.

                   (vi) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its subsidiaries or Company ERISA Affiliates that, individually or collectively, could give rise as a result of the transactions contemplated by this Agreement to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(l) or 280G of the Code.

                   (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries or Company ERISA Affiliates relating to, or change in employee participation or coverage under, any of the Company's Compensation and Benefit Plans which would increase materially above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

               (k) VOTING REQUIREMENTS. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of the votes represented by the outstanding Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

               (l) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreement the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Company Stockholder Agreement or any of the transactions contemplated by this Agreement and no provision of the certificate of incorporation, by-laws or other governing documents of the Company or any of its Significant Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or any of its Significant Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company Common Stock and the shares of capital stock of its Significant Subsidiaries that may be acquired or controlled directly or indirectly by Parent.

               (m) BROKERS. No broker, investment banker, financial advisor or other person, other than BT Alex. Brown, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent true and complete copies of all agreements with BT Alex. Brown under which any such fees or expenses may be payable, including all indemnification agreements.

               (n) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of BT Alex. Brown, dated the date of this Agreement, to the effect that, as of such date, the Aggregate Merger Consideration is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

               (o) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity applicable to its business and operations, except for possible noncompliance that would not, individually or in the aggregate, have a material adverse effect on the Company.

               (p) TAXES. Each of the Company and its subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns (as defined in Section 8.03) required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects. Each of the Company and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all Taxes (as defined in Section 8.03) due with respect to any period ending prior to or as of the Effective Time, except for Taxes which would not, individually or in the aggregate, have a material adverse effect on the Company.

               (q) LABOR. Since the Balance Sheet Date, as of the date of this Agreement, there has not been any amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or contract with a labor union or labor organization (each a "Collective Bargaining Agreement") to which it is a party or otherwise bound. There is no labor strike, labor dispute, work slowdown, labor stoppage or lockout actually pending, and the Company has received no written notice of any threatened labor strike, labor dispute, work slowdown, labor stoppage or lockout, against the Company or any of its subsidiaries, nor are there, to the knowledge of the Company, any organizational efforts presently being made involving any of the unorganized employees of the Company or any of its subsidiaries which in any such case or all such cases together would have a material adverse effect on the Company.

               (r) ENVIRONMENTAL MATTERS.

                   (i) Except as disclosed in the Company Disclosure Schedule and except for such matters that, alone or in the aggregate, would not have a material adverse effect on the Company:

                        (1) the Company and its subsidiaries have complied with
                all applicable Environmental Laws; (2) the properties currently owned or operated by the Company and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances;
                (3) the properties formerly owned or operated by the Company or its subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its subsidiaries; (4) neither the Company nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (5) neither the Company nor any of its subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (6) neither the Company nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its subsidiaries may be in violation of or liable under any Environmental Law; (7) neither the Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (8) there are no circumstances or conditions involving the Company or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or its subsidiaries pursuant to any Environmental Law; (9) none of the properties of the Company or its subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (10) neither the Company nor any of its subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

                (ii) As used herein:

                        (1) "Environmental Law" means any federal, state, local
                or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

                        (2) "Hazardous Substance" means any substance that is:
                (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

               (s) LICENSES. Each of the Company and its subsidiaries has all permits, licenses, waivers and authorizations which are necessary for it to conduct its business in the manner in which it is presently being conducted (collectively, "Company Licenses"), other than any Company Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its subsidiaries is in compliance with the terms of all Company Licenses, except for such failures so to comply which would not have a material adverse effect on the Company. The Company and its subsidiaries have duly performed their respective obligations under such Company Licenses, except for such non-performance as would not have a material adverse effect on the Company. There is no pending or, to the knowledge of the Company, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the holder under, any Company License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, have a material adverse effect on the Company.

               (t) INTELLECTUAL PROPERTY. The Company and its subsidiaries own or have rights to use (i) all material computer software utilized in the conduct of their respective businesses and (ii) all names and service marks used by the Company or any such subsidiary and, to the knowledge of the Company, such use does not conflict with any rights of others with respect thereto, except for such failures to own or have rights to use and such conflicts that have not had and would not have a material adverse effect on the Company.

               (u) MATERIAL AGREEMENTS. Neither the Company nor any of its subsidiaries is in breach of any material agreement, except for breaches which would not, individually or in the aggregate, have a material adverse effect on the Company and the Company has no material agreements other than those specified in the Company SEC Documents. All employment agreements of the Company are listed on the Company Disclosure Schedule and are filed with the Company SEC Documents.

        SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth on the Disclosure Schedule delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") or as disclosed in the Parent SEC Documents (as defined in Section 3.02(f)) filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or the Parent's Offering Memorandum dated February 4, 1998 (collectively with the Filed Parent SEC Documents the "Parent Disclosure Documents"), Parent and Sub represent and warrant to the Company as follows:

               (a) ORGANIZATION STANDING AND CORPORATE POWER. Each of Parent and Sub and each of Parent's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company prior to the execution and delivery of this Agreement complete and correct copies of its certificate of incorporation and by-laws.

               (b) SUBSIDIARIES. All the outstanding shares of capital stock of each subsidiary of Parent have been validly issued and are frilly paid and nonassessable and are owned by Parent, free and clear of all Liens, and excluding the outstanding shares of Expression Homes Corporation which is 49% owned by the Company.

               (c) CAPITAL STRUCTURE.

                   (i) As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, par value $1.00 per share (the "Parent Common Stock"), and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock") of which 50,000 shares are designated as Series A Junior Participating Preferred Stock. At the close of business on February 10, 1998, (i) 30,858,719 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 2,167,224 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under Parent's stock option plans (the "Parent Stock Plans"), (v) 5,131,363 shares of Parent Common Stock have been reserved for issuance upon conversion of the Trust Preferred Securities issued by a subsidiary, and (vi) 24,070,402 shares of Parent's Series A Junior Participating Preferred Stock were reserved for issuance pursuant to that certain Rights Agreement, dated as of November 10, 1988 (the "Parent Rights Agreement"), between Parent and The First National Bank of Boston, as Rights Agent (the "Parent Rights Agent"). Except as set forth above, at the close of business on February 10, 1998, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth above or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which Parent is a party or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent, or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

                   (ii) All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be when issued, duly authorized, validly issued, frilly paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for the Parent's 6% Convertible Subordinated Debentures due February 15, 2028, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

                   (iii) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which any Significant Subsidiary of Parent is bound, obligating such Significant Subsidiary to issue, deliver, sell, or cause to be issued delivered or sold, additional shares of capital stock or other voting securities of such Significant Subsidiary, or obligating such Significant Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right commitment, agreement, arrangement or undertaking.

                   (iv) As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.0l per share, 100 of which have been validly issued, are frilly paid and nonassessable and are owned by Parent free and clear of any Lien.

               (d) CORPORATE AUTHORITY, NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (after notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any of Parent's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets or (iii) subject to the governmental filings and other consents and matters referred to in Section 3.02(e), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets, other than, in the case of clauses (ii) and
(iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a material adverse effect on Parent or (y) prevent the consummation of any of the transactions contemplated by this Agreement.

               (e) GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act; (ii) the filing with the SEC of (x) the Form S-4 and (y) the filing or furnishing with or to the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; (v) such other consents, approvals, orders, authorizations, regulations, declarations or filings, the failure of which to obtain or make not have a material adverse effect on Parent; and (vi) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE.

               (f) SEC DOCUMENTS, UNDISCLOSED LIABILITIES. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed since the Balance Sheet Date (the "Parent SEC Documents"). None of Parent's subsidiaries is required to file with the SEC any report, form or other document. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Parent Disclosure Documents, and except for liabilities and obligations incurred since October 26, 1997 (the "Parent Balance Sheet Date") in the ordinary course of business consistent with past practice, as of the date of this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature

(whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on Parent.

               (g) INFORMATION SUPPLIED. None of the information to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are not misleading.

               (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in the Parent Disclosure Documents, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Parent, other than changes relating to or arising from legislative or regulatory changes or developments generally affecting broadcasting or publishing operations or general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, except for regular quarterly dividends on the Parent Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on Parent, (v) (x) any granting by Parent or any of its subsidiaries to any executive officer or other key employee of Parent or any of its Significant Subsidiaries of any increase in compensation (except for normal increases in the ordinary course of business consistent with past practice or as required under any employment agreement in effect as of the Parent Balance Sheet Date) or (y) any granting by Parent or any of its Significant Subsidiaries to any such executive officer or key employee of any increase in severance or termination pay (except as was required under any employment, severance or termination agreement in effect as of the Parent Balance Sheet Date), (vi) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on Parent, or (vii) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Parent materially affecting the basis of presenting or method of determining its results of operations, assets, liabilities or businesses.

               (i) LITIGATION. There is no suit, action or proceeding pending, and Parent has not received written notification threatening any suit, action or proceeding, against or affecting Parent or any of its subsidiaries that individually or in the aggregate could (i) have a material adverse effect on Parent or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any effect referred to in clause (i)or (ii) of this sentence.

               (j) ERISA AND OTHER COMPENSATION MATTERS.

                   (i) Except as will not have a material adverse effect on Parent, all Plans covering employees or former employees of Parent or any of its subsidiaries ("Parent Employees") have been administered according to their terms and, to the extent subject to ERISA, are in compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Parent Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Service, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Parent nor any of its subsidiaries or Parent ERISA Affiliates (as defined below) has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or any of its subsidiaries or Parent ERISA Affiliates to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries or Parent ERISA Affiliates has contributed or been required to contribute to any multi-employer plan.

                   (ii) No liability under Subtitles C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its subsidiaries or Parent ERISA Affiliates with respect to any ongoing, frozen or terminated Plan, currently or formerly maintained by any of them, or the Plan of any person which is considered one employer with Parent under Section 4001 of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate") which would have a material adverse effect on Parent.

                   (iii) All contributions required to be made and all contributions accrued as of the Balance Sheet Date under the terms of any Plan for which Parent or any of its subsidiaries or Parent ERISA Affiliates may have liability have been timely made or have been reflected on the most recent audited balance sheet included in the Filed Parent SEC Documents. Neither any Parent Pension Plan nor any single-employer plan of Parent or any of its subsidiaries or Parent ERISA Affiliates has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any Plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                   (iv) Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in the Parent Disclosure Schedule, which would have a material adverse effect on Parent.

                   (v) The execution and delivery of this Agreement do not, and the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any of the Parent's Compensation and Benefit Plans that will or may result in any payment (whether of severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Parent or any of its subsidiaries or Parent ERISA Affiliates which would have a material adverse effect on Parent.

                   (vi) There is no contract, agreement, plan or arrangement covering any employee or former employee of Parent or any of its subsidiaries or Parent ERISA Affiliates that, individually or collectively, could give rise as a result of the transactions contemplated by this Agreement to the payment of any amount that would not be deductible pursuant to the terms of Section 1 62(a)( I) or 280G of the Code.

                   (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its subsidiaries or Parent ERISA Affiliates relating to, or change in employee participation or coverage under, any of the Parent's Compensation and Benefit Plans which would increase materially above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

               (k) BROKERS. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finders, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub

               (1) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

               (m) TAXES. Each of Parent and its subsidiaries has timely filed (or has had timely filed on its behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects. Each of Parent and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all Taxes due with respect to any period ending prior to or as of the Effective Time, except for Taxes which would not, individually or in the aggregate, have a material adverse effect on Parent.

               (n) COMPLIANCE WITH APPLICABLE LAWS. Each of Parent and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity applicable to its business and operations, except for possible noncompliance that would not, individually or in the aggregate, have a material adverse effect on Parent.

               (o) LABOR. Since the Parent Balance Sheet Date, as of the date of this Agreement, there has not been any amendment in any material respect by Parent or any of its subsidiaries of any Collective Bargaining Agreement to which it is a party or otherwise bound.

There is no labor strike, labor dispute, work slowdown, labor stoppage or lockout actually pending, and Parent has received no written notice of any threatened labor strike, labor dispute, work slowdown, labor stoppage or lockout, against Parent or any of its subsidiaries, nor are there, to the knowledge of Parent, any organizational efforts presently being made involving any of the unorganized employees of Parent or any of its subsidiaries which in any such case or all such cases together would have a material adverse effect on Parent.

               (p) ENVIRONMENTAL MATTERS. Except for such matters that, alone or in the aggregate, would not have a material adverse effect on Parent:

               (1) Parent and its subsidiaries have complied with all applicable Environmental Laws; (2) the properties currently owned or operated by Parent and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (3) the properties formerly owned or operated by Parent or its subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its subsidiaries; (4) neither Parent nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (5) neither Parent nor any of its subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (6) neither Parent nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its subsidiaries may be in violation of or liable under any Environmental Law; (7) neither Parent nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (8) there are no circumstances or conditions involving Parent or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Parent or its subsidiaries pursuant to any Environmental Law; (9) none of the properties of Parent or its subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (10) neither Parent nor any of its subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

               (q) LICENSES. Each of Parent and its subsidiaries has all permits, licenses, waivers and authorizations which are necessary for it to conduct its business in the manner in which they are presently being conducted (collectively, the "Parent Licenses") other than any Parent Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on Parent. Each of Parent and its subsidiaries is in compliance with the terms of all Parent Licenses, except for such failures such to comply which would not have a material adverse effect on Parent. Parent and its subsidiaries have duly performed their respective obligations under such Parent Licenses, except for such non-performance as would not have a material adverse effect on Parent. There is no pending or, to the knowledge of Parent, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the holder under, any Parent License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, have a material adverse effect on Parent.

               (r) INTELLECTUAL PROPERTY. Parent and its subsidiaries own or have rights to use (i) all material computer software utilized in the conduct of their respective businesses and (ii) all names and service marks used by Parent or any such subsidiary and, to the knowledge of Parent, such use does not conflict with any rights of others with respect thereto, except for such failures to own or have rights to use and such conflicts that have not had and would not have a material adverse effect on Parent.

               (s) MATERIAL AGREEMENTS. Neither Parent nor any of its subsidiaries is in breach of any material agreement, except for breaches which would not, individually or in the aggregate, have a material adverse effect on Parent.

               (t) FINANCING. At the Effective Time, Parent and Sub will have available all of the funds necessary (i) to satisfy their respective obligations under this Agreement, and (ii) to pay all the related fees and expenses in connection with the foregoing.

               (u) NO OWNERSHIP OF COMPANY COMMON Stock. Neither Parent nor any of its subsidiaries owns any shares of Company Common Stock.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

        SECTION 4.01.  CONDUCT OF BUSINESS.

               (a) CONDUCT OF BUSINESS BY THE COMPANY. Prior to the Effective Time, except as contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as contemplated by this Agreement or as set forth on the Company Disclosure Schedule, without the prior, express written consent of Parent (which may not be unreasonably delayed or withheld), the Company shall not, and shall not permit any of its subsidiaries to.

                   (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                   (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms);

                   (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

                   (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that, individually or in the aggregate, are material to the Company and its subsidiaries taken as a whole;

                   (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except, in any such case, in the ordinary course of business consistent with past practice, and except transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

                   (vi) (x) incur any indebtedness, except for floor plan financing and borrowings (net of cash, cash equivalents and marketable securities held by the Company or any of its subsidiaries) not in excess of $500,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice, or (y) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

                   (vii) make or agree to make any new capital expenditure or capital expenditures, except in the ordinary course of business consistent with past practice;

                   (viii) make any material Tax election or settle or compromise any material Tax liability;

                   (ix) except in the ordinary course of business or except as would not have a material adverse effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                   (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

                   (xi) except as required to comply with applicable law and except as necessary to comply with Section 5.13, (w) adopt, enter into, terminate or amend any of the Company's Compensation and Benefit Plans or other arrangement for the benefit or welfare of any current or former director, officer or employee, (x) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases, promotions or bonuses in the ordinary course of business consistent with past practice), (y) pay any benefit not provided for under any of the Companyts Compensation and Benefit Plans, or (z) except as permitted in clause (x), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or of the Company's Compensation and Benefit Plans (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any of the Company's Compensation and Benefit Plans or agreement or awards made thereunder); or

                   (xii) authorize, or commit or agree to take, any of the foregoing actions.

               (b) CONDUCT OF BUSINESS BY PARENT. Prior to the Effective Time, without the prior, express written consent of the Company (which may be given or withheld in its sole discretion), Parent shall not, and shall not permit any of its subsidiaries to:

                   (i) declare, set aside or pay any dividends on, or make any other distributions in respect of; the Parent capital stock, other than quarterly dividends paid in accordance with past practice;

                   (ii) split, combine or reclassify the Parent capital stock or issue or authorize the issuance of any other securities in respect of; in lieu of or in substitution for the Parent Common Stock, or

                   (iii) authorize, or commit or agree to take, any of the foregoing actions.

               (c) ADVISEMENT OF CHANGES. The Company and Parent shall promptly advise the other party orally and in writing upon its becoming aware of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event which would have a material adverse effect on such party or on the ability of the conditions set forth in Article VI to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

        SECTION 4.02.  NO SOLICITATION.

               (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of; the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined in Section 8.03), (ii) enter into any agreement providing for any takeover proposal or (iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of; any takeover proposal; PROVIDED, HOWEVER, that if; at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, as advised by outside counsel, the Company may, with respect to an actual or potential unsolicited takeover proposal and subject to compliance with Section 4.02(c), (x) furnish non-public information with respect to the Company to such person making such actual or potential unsolicited takeover proposal and (y) participate in negotiations regarding such proposal.

               (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger,
(ii) approve or recommend or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior proposal (as defined in Section 8.03) if the Board of Directors of the Company shall have determined in good faith that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, as advised by outside counsel, to approve or recommend such superior proposal, and have given notice to Parent advising Parent that the Company has received such superior proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and specifically stating that the Company intends to approve or recommend such superior proposal in accordance with this Section 4.02(b) and if Parent does not, within seven business days of Parent's receipt of such notice, make an offer which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such superior proposal.

               (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal which, in any such case, is either (i) in writing or (ii) made to any executive officer or director of the Company (and brought to the attention of the chief executive officer of the Company), the identity of the person making any such request (to the extent practicable), takeover proposal or inquiry and all the material terms and conditions thereof The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

        Nothing contained in this Section 4.02 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule I 4e-2 of the Exchange Act or (ii) making any disclosure to its stockholders that in the judgment of its Board of Directors, as advised by its outside legal counsel, is required under applicable law.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

        SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT STOCKHOLDERS MEETING.

               (a) As soon as practicable after execution and delivery of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Parent shall each use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will provide financial and other information required by Parent in connection with Parent's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent will use all reasonable efforts to cause an appropriate proxy statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action.

               (b) The Company will, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of; convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing but subject to Section 4.02(b), the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. The Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, subject to Section 4.02(b).

        SECTION 5.02. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.03. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Parent's independent public accountants for the relevant periods prior to the date hereof; dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

        SECTION 5.04. ACCESS TO INFORMATION, CONFIDENTIALITY. Subject to the Confidentiality Agreement (as defined below), Parent and the Company shall, and shall cause each of its subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, reasonable access during normal business hours during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records and, during such period (subject to existing confidentiality and similar non-disclosure obligations and the preservation of applicable privileges), Parent and the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of February 9, 1998, between Parent and the Company (the "Confidentiality Agreement").

        SECTION 5.05.  REASONABLE EFFORTS.

               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreements, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of; this Agreement. Without limiting the foregoing, the Company and Parent shall use all reasonable efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within 15 business days after executing this Agreement, notifications under the HSR Act and related filings in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any injuries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and any other Governmental Entities for additional information or documentation. Notwithstanding anything to the contrary contained in this Section 5.05, no party shall be obligated to take any action pursuant to this Section 5.05 if the taking of such action or the obtaining of any waiver, consent, approval or exemption would have a material adverse effect on the Company or Parent.

               (b) In connection with, but without limiting, the foregoing, the Company and its Board of Directors shall (i) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholder Agreements, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Stockholder Agreements, the Merger or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

               (c) Each of Parent and the Company shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this Section 5.05.

        SECTION 5.06 INDEMNIFICATION AND INSURANCE.

               (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or bylaws (or comparable charter or organizational documents) or otherwise (including pursuant to indemnification agreements) shall survive the Merger and shall continue in hill force and effect in accordance with their terms for a period of not less than six years from the Effective Time. From and after the Effective Time, Parent shall guarantee the performance by the Surviving Corporation of its obligations referred to in the immediately preceding sentence, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, and Parent's guarantee with respect thereto, shall continue until final disposition of any and all such claim From and after the Effective Time, Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of; or otherwise on behalf of; the Company or any of its subsidiaries, occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Effective Time, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to or at the Effective Time, Parent shall pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.06.

               (b) Parent will cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers insurance and indemnification policy to the extent that it provides coverage for events occurring prior to or at the Effective Time ("D&O Insurance"), provided that Parent shall not be obligated to pay annual premiums for such D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement (the amount equal to such percentage of such last annual premium, the "Maximum Premium"); PROVIDED, HOWEVER, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled or is not available during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions not materially less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $400,000.

        SECTION 5.07.  FEES AND EXPENSES.

               (a) All fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement referred to in Section 5.01(a). Notwithstanding the above, in the event that Parent terminates this Agreement pursuant to Section 7.01 (b)(i) or Section 7.03(c) (other than a termination that requires the Company to pay a Termination Fee as contemplated by Section 5.07(B) below) the Company shall reimburse Parent and Sub (not later than 10 days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $1,000,000, incurred by either of them or on their behalf in connection with the Merger and the transactions contemplated by this Agreement (including without limitation fees payable to investment bankers, counsel to any of the foregoing, and accountants).

               (b) The Company shall pay, or cause to be paid, in same day funds to Parent $6 million (the "Termination Fee") upon demand if (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(c) or (ii) if the Company or Parent terminates this Agreement pursuant to Section 7.01 (b)(i); PROVIDED, HOWEVER, that, with respect to clause (ii) of this paragraph (b) only, the Termination Fee shall not be payable unless and until (x) any Person (other than Parent) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 12 months after such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (y) there has been consummated within 12 months after such termination a consolidation, merger or similar business combination between the Company and an Acquiring Party in which stockholders of the Company immediately prior to such consolidation, merger or similar transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such consolidation, merger or similar transaction immediately following the consummation thereof; in either of cases (x) or (y) involving a consideration for Company Common Stock (including the value of any stub equity) in excess of the Aggregate Merger Consideration; and PROVIDED FURTHER, that, with respect to clause (ii) of this paragraph (b) only, no such Termination Fee shall be payable unless there shall have been made public prior to the Company Stockholders Meeting a takeover proposal involving consideration for Company Common Stock (including the value of any stub equity) in excess of the Aggregate Merger Consideration. The Company acknowledges that the agreements contained in this Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.07(b) and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent or Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

               (c) TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES. Parent and Sub agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use .taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Aggregate Merger Consideration.

        SECTION 5.08. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, Parent and Sub, on the one hand, and the Company, on the other hand, will use all reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        SECTION 5.09. AFFILIATES. At least thirty days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145(c) under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent, on or prior to the Closing Date, a written agreement substantially in the form attached hereto as Exhibit A (each an "Affiliate Agreement") and shall deliver to Parent on or prior to the Closing Date the agreement of each Company director and former principal stockholder of the Founding Companies that the one year sale restrictions in connection with the Company's initial public offering shall continue to apply until November 21, 1998 with respect to 50% of the number of shares of Parent Common Stock to which such director or stockholder would be entitled if he elects solely to receive Parent Common Stock in the Merger.

        SECTION 5.10. NYSE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        SECTION 5.11. STOCKHOLDER LITIGATION. The Company shall advise Parent of all material developments in any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Company shall not agree to any settlement of such litigation without Parent's consent, which consent shall not be unreasonably withheld.

        SECTION 5.12. STOCK OPTIONS. The Parent will cause a Form S-8 ("Form S-8") to be filed with the SEC as soon as practicable following the Effective Time, but in no event more than thirty (30) days after the Effective Time, which registration statement shall register the shares of the Parent Common Stock underlying the Parent Options granted in replacement of Company Options, or will cause such shares underlying such Parent Options to be subject to an existing Form 5-8, and the Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Plan to give effect to the foregoing provisions of this Section 5.12.

        SECTION 5.13. BENEFIT PLANS. Promptly after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to provide Company employees who are employees thereof or any of its subsidiaries with compensation and employee benefit plans that are in the aggregate similar to the compensation and Plans provided to similarly situated employees of Parent or its subsidiaries who are not employees of the Company; provided, however, that employees of the Company shall not be required to satisfy' any additional copayment or other deductible requirements in connection therewith; provided further, that this sentence shall not apply to any employees of the Company or any of its subsidiaries covered by a Collective Bargaining Agreement to which the Company or any of its subsidiaries is a party or otherwise bound. For the purpose of determining eligibility to participate in Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such Plans (including any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar employee benefit plans (other than defined benefit pension plans), Parent shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with the Company or its subsidiaries, as the case may be, as if they were with Parent or one of its subsidiaries. Parent also shall cause the Surviving Corporation to assume and agree to perform the Company's obligations under all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof. Nothing in this Section
5.13 shall be construed or applied to restrict the ability of the Surviving Corporation to establish such types and levels of compensation and benefits as it determines to be appropriate or to modify or terminate compensation or benefit programs adopted pursuant to the first sentence of this Section 5.13.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

        SECTION 6.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

               (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

               (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

               (c) OTHER GOVERNMENTAL APPROVALS. All other consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity (other than under the HSR Act) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing the Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on Parent and the Company after the Effective Time.

               (d) NO INJUNCTIONS OR RESTRAINTS. There shall not be in effect any (i) decree, temporary restraining order, preliminary or permanent injunction or other order entered, issued or enforced by any court of competent jurisdiction or (ii) federal statute, rule or regulation enacted or promulgated, in each case (i) or (ii) that prohibits the consummation of the Merger. There shall not be in effect any state or local statute, rule or regulation enacted or promulgated that prohibits the consummation of the Merger and which would have a material adverse effect on Parent after the Effective Time.

               (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

               (f) NYSE LISTING. The shares of Parent Common Stock, issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance.

        SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for representations and warranties that are made as of a specific date (in which case such representations and warranties shall be true and correct on and as of such date, subject to the following clause (ii)) and (ii) for inaccuracies in such representations and warranties that individually or in the aggregate do not have a material adverse effect on the Company. Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by the chief financial officer of the Company to ;i((foregoing effects.

               (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief financial officer of the Company to such effect.

               (c) TAX OPINIONS. Parent shall have received from Gibson, Dunn & Crutcher LLP, counsel to Parent, on the date of the Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368 of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers of Parent, Sub and the Company and representations of stockholders of the Company, in each case reasonably satisfactory in form and substance to such counsel.

               (d) LEGAL OPINION. Parent shall have received an opinion from Bracewell & Patterson, L.L.P., special counsel to the Company, effective as of the Closing Date, with respect to matters customary in public company merger transactions.

               (e) WAIVERS. Each executive officer and director of the Company and former principal stockholder of the Founding Companies shall have waived all applicable change of control provisions with respect to the Merger in any employment agreement, stock option agreement or other contract and all such agreements and contracts shall remain in full force and effect as of the Effective Time.

        SECTION 6.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of each of the following conditions:

               (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for representations and warranties that are made as of a specific date (in which case such representations and warranties shall be true and correct on and as of such date, subject to the following clause (ii)) and (ii) for inaccuracies in such representations and warranties that individually or in the aggregate do not have a material adverse effect on Parent. Parent shall have received a certificate dated the Closing Date and signed on behalf of Parent by the chief financial officer of Parent to the foregoing effects.

               (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to such effect.

               (c) TAX OPINIONS. The Company shall have received from Arthur Andersen LLP, on the date of the Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of
Section 368 of the Code. In rendering such opinions, Arthur Andersen LLP for the Company shall be entitled to rely upon representations of officers of Parent, Sub and the Company and representations of stockholders of the Company, in each case reasonably satisfactory in form and substance to such entity.

               (d) LEGAL OPINION. The Company shall have received an opinion or opinions from Gibson, Dunn & Crutcher LLP, special counsel to Parent and Sub, dated the Closing Date, reasonably satisfactory to the Company, with respect to matters customary in public company merger transactions.

                                   ARTICLE VII

                        TERMINATION AMENDMENT AND WAIVER

        SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

               (a) by mutual written consent of Parent, Sub and the Company; or

               (b) by either Parent or the Company as follows:

                   (i) if the Company Stockholders Meeting (including as it may be adjourned from time to time) shall have concluded without the Company Stockholder Approval having been obtained;

                   (ii) if the Merger shall not have been consummated on or before August 30, 1998 (the 1'Termination Datet9), provided that the party seeking to terminate this Agreement is not otherwise in material breach of this Agreement;

                   (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable; or

                   (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (x) would give rise to the failure of a condition set forth in
Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (y) cannot be cured by the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

               (c) by Parent if the Board of Directors of the Company approves or recommends a superior proposal, or by the Company if the Board of Directors of the Company approves or recommends a superior proposal pursuant to Section 4.02(b).

        SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated by either the Company or Parent pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, (a) other than liabilities and obligations under Section 3.01(m), the last sentence of Section 5.04, Section 5.07, this Section 7.02 and Article VIII and (b) except that no such termination shall relieve any party of any liability for damages resulting from any material breach by such party of this Agreement.

        SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso to the first sentence of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

        SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses and telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

               (a)    if to Parent or Sub, to

                      William H. Lear, Esq.
                      Vice President-General Counsel and Secretary
                      Fleetwood Enterprises, Inc.
                      3 125 Myers Street
                      Riverside, California 92503
                      Telephone:    (909) 351-3500
                      Telecopy:     (909) 351-3776

                      with a copy to:

                      Gibson, Dunn & Crutcher LLP
                      4 Park Plaza
                      Irvine, California 92614
                      Telephone:    (714) 451-3800
                      Telecopy:     (714)451-4220
                      Attention:    Robert E. Dean, Esq.

               (b)    if to the Company, to

                      HomeUSA, Inc.
                      Three Riverway, Suite 630
                      Houston, Texas 77056
                      Telephone:    (713) 965-0520
                      Telecopy:     (713) 965-0109

                      Attention:    Cary N. Vollintine, Chief Executive Officer

                      with a copy to:

                      Bracewell & Patterson, L.L.P
                      South Tower Pemizoil Place
                      711 Louisiana Street, Suite 2900
                      Houston, Texas 77002-2781
                      Telephone:    (713) 223-2900
                      Telecopy:     (713)221-1212
                      Attention:    William D. Gutermuth, Esq.

        SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement

               (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

               (b) "Compensation and Benefit Plans" means all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and other stock plans, all employment or severance contracts, all other employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of a person or any of its ERISA Affiliates and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering employees or former employees of a person or any of its ERISA Affiliates, including "employee benefit plans" within the meaning of Section 3(3) of ERISA.

               (c) "indebtedness" means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, and (iv) all guarantees of such person of any indebtedness of any other person.

               (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

               (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is or would be materially adverse to the business, operations, management or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

               (f) "Significant Subsidiary" means (i) with respect to the Company, the subsidiaries listed on the Company Disclosure Schedule and (ii) with respect to Parent, those subsidiaries listed on the Parent Disclosure Schedule.

               (g) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

               (h) "superior proposal" means (i) a bona fide takeover proposal to acquire, directly or indirectly, all or a substantial portion of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and (ii) otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger after receipt of the written advice of the Company's independent financial advisor.

               (i) "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of; or a substantial portion of the assets of; the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

               (j) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

               (k) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

        SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, subsection, Exhibit or Schedule, such reference shall be to an Article or Section, subsection of; or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. 'Whenever the words "include", "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Headings of the Articles and Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

        SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.06. ENTIRE AGREEMENT NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement

(a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.06, are not intended to confer upon any person other than the parties any rights or remedies. The Company Disclosure Schedule and the Parent Disclosure Schedule and all Exhibits attached hereto are hereby incorporated herein and made a part hereof for all ,'purposes, as if fully set forth herein.

        SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

        SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any attempted assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of; and be enforceable by, the parties and their respective successors and assigns.

        SECTION 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

        SECTION 8.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. [f any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement !Q be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                     FLEETWOOD ENTERPRISES, INC.

                                     By: /s/ GLENN E. KUMMER
                                         Name: Glenn E. Kummer
                                         Title: Chairman and Chief Executive
                                                  Officer

                                      HUSA ACQUISITION COMPANY

                                      By: /s/ WILLIAM H. LEAR
                                          Name: William H. Lear
                                          Title: President

                                      HOMEUSA, INC.

                                      By: /s/ CARY N. VOLLINTINE
                                          Name: Cary N. Vollintine
                                          Title: Chief Executive Officer

                                                                       EXHIBIT A
                                                                    TO AGREEMENT
                                                              AND PLAN OF MERGER

                            FORM OF AFFILIATE LETTER

Fleetwood Enterprises, Inc.
3 125 Myers Street
Riverside, California 92503

Ladies and Gentlemen:

        I have been advised that as of the date of this letter I may be deemed to be an affiliate" of HomeUSA, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I understand that subject to and pursuant to the terms of the Agreement and Plan of Merger, dated as of February 17, 1998 (the "Agreement"), among Fleetwood Enterprises, Inc., a Delaware corporation ("Parent"), HUSA Acquisition Company, a Delaware corporation ("Sub"), and the Company, pursuant to which the Company will be merged with and into Sub (the "Merger").

        As a result of the Merger, I may receive shares of Stock, par value $1.00 per share, of Parent (the "Parent Stock") in exchange for shares owned by me of Common Stock, par value $0.01 per share, of the Company ("Company Stock").

        I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Stock in the Merger:

               A. I will not sell, transfer or otherwise dispose of any shares of Parent Stock in violation of the Act or the Rules and Regulations.

               B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Stock to the extent I felt necessary, with counsel

               C. I have been advised that the issuance of Parent Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that at the time the Merger is submitted for a vote of the stockholders of the Company, I may be considered an affiliate of the Company and that the distribution by me of the Parent Stock has not been registered under the Act. Therefore, I will not sell, transfer or otherwise dispose of any shares of Parent Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act ("Rule 145"), or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a

        "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

               D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

               E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Stock and that there will be placed on the certificates for the shares of Parent Stock issued to me, or any substitutions therefor, a legend stating in substance:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT, DATED _________ 1998, BETWEEN THE REGISTERED HOLDER HEREOF AND FLEETWOOD ENTERPRISES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FLEETWOOD ENTERPRISES, INC."

               F. I also understand that unless the transfer by me of any shares of my Parent Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

        "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

        It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

        Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

        This letter constitutes the complete understanding between Parent and me concerning the subject matter hereof. The Surviving Corporation (as defined in the Agreement) is expressly intended to be a beneficiary of this letter agreement. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by Parent and the undersigned. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed within such state.

                                         Very truly yours,


                                         [Name]
                                         Address: _____________________________
                                         ______________________________________
                                         ______________________________________

Accepted this ___ day of
__________, 199__ by

FLEETWOOD ENTERPRISES, INC.

By: _______________________
    Name:
    Title: